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                                                                 Exhibit 10.2.25


                             TERM LOAN AND BORROWING
                         BASE CREDIT LINE LOAN AGREEMENT


                                 I.  THE PARTIES

This Term Loan and Borrowing Base Credit Line Loan Agreement (the "Loan Agreement") is made effective the 7th day of April, 1993, by and between General Motors Acceptance Corporation, a New York corporation with a branch operations office located at 325 Columbia Turnpike, Florham Park, New Jersey 07932 ("GMAC") and DiFeo-EMCO Management Partnership, a New Jersey general partnership with its principal administrative office located at 585 Route 440, Jersey City, New Jersey 07304 ("Borrower").

                                II.  THE RECITALS

A. WHEREAS, GMAC is in the business of providing, among other things, various credit accommodations to motor vehicle dealers for use in the purchase, sale, lease, rental, and servicing of motor vehicles ("Dealership Financing"); and

B. WHEREAS, beginning on or after October 1, 1992, GMAC provided Dealership Financing to the 27 separate entities listed on the attached Schedule A, and GMAC may, in the future, provide Dealership Financing to other entities, and GMAC is also willing to include and consider DiFeo Leasing Partnership, a New Jersey general partnership, as similarly situated for purposes of this Loan Agreement (the "Dealers"). In every instance, the Borrower and each and every Dealer are affiliates of one another, having substantially similar and common financial, ownership, and management interests with one another including, without limitation, the direct or indirect ownership interest of EMCO Motor Holdings, Inc., a Delaware corporation, and Samuel X. DiFeo and his brother Joseph C. DiFeo, both of whom are residents of New Jersey (the "Dealer Group"); and

C. WHEREAS, the Dealers have hired and retained the Borrower for the purpose of coordinating, managing, and supervising various business, financial, organizational, management, and operational matters for each and every Dealer.

D. WHEREAS, the best interests of the Dealer Group warrants that the Dealers replace certain of their Dealership Financing with loans and revolving lines of credit and in furtherance of this objective, have requested Borrower to borrow money and procure extensions of credit for and on behalf of itself and each and every Dealer (the "Group Loans"); and

E. WHEREAS, Borrower has requested and GMAC is willing to provide certain credit and finance accommodations as Group
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     Loans but only in accordance with the terms and conditions of this Loan
     Agreement.

                               III.  THE AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual promises herein contained, the sufficiency of which is hereby acknowledged, GMAC and Borrower hereby agree as follows:

1. Two Types of Group Loans. Subject to all of the terms and conditions of this Loan Agreement, GMAC shall make two separate and distinct types of credit and finance accommodations to Borrower as follows:

     (a) TERM LOAN. GMAC shall loan to Borrower the amount of Two Million Dollars ($2,000,000.00) (the "Term Loan").

     (b) LINE OF CREDIT. GMAC hereby establishes a revolving line of credit, not to exceed Ten Million Dollars ($10,000,000.00) (the "Line of Credit").

     (The Term Loan and Line of Credit are hereinafter referred to as "Group Loans.")

     (c) THE PURPOSE. The Group Loans shall be used by the Borrower as working capital in connection with the lawful business, investment, and financial operations of Borrower and the Dealers.

     (d) PURCHASE MONEY LOAN. Borrower acknowledges that the fundamental nature and character of the Group Loans is a purchase money loan in that the existence and use of the credit accommodations will enable and facilitate the acquisition of Used Motor Vehicles and service parts and accessories merchandise as inventory for Borrower and all of the Dealers.

2.   THE TERM LOAN.

     (a) THE ADVANCE. GMAC shall advance to the Borrower the full amount of the Term Loan as of the date of this Loan Agreement.

     (b) ISSUANCE OF NOTE. To further evidence the Term Loan, Borrower shall execute and deliver a promissory note payable to the order of GMAC, substantially in the form of Exhibit 2(b) hereto with the appropriate insertions (the "Term Loan Note"). The Term Note shall be subject to the terms and conditions of this Loan Agreement.

     (c) INTEREST. The Term Loan shall earn interest from time to time on the unpaid principal balance beginning the date of this Loan Agreement through the date of payment in full of all amounts owing hereunder. The interest


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          shall accrue and be payable in accordance with the Term Loan Note.

     (d) PERMISSIVE PREPAYMENT OF THE TERM LOAN. The Term Loan may be prepaid in whole or in part at the option of Borrower and without premium or penalty; provided, however, that any partial prepayment shall be in multiple amounts of one thousand dollars and shall be applied to instalments of principal due under the Term Loan Note in inverse order of maturity thereunder.

     (e) MANDATORY PAYMENT OF THE TERM LOAN. Unless voluntarily prepaid in full or accelerated due to an Event of Default, the Term Loan shall be repaid in sixty (60) consecutive monthly instalments as set forth in the Term Loan Note, beginning one month from the date of this Loan Agreement.

3.   THE LINE OF CREDIT.

     (a) ADVANCES. Upon request made to GMAC by Borrower from time to time, GMAC will loan and advance money directly to Borrower or its designee under the Line of Credit ("Advance"). Such request shall be in writing and presented to GMAC substantially in the form of Exhibit 3(a) hereto with the appropriate insertions (the "Request for Credit Line Advance"). The first Advance made on or after the date of this Loan Agreement shall be in an amount and shall be so used to fully pay the total principal amount outstanding under the used vehicle floorplan financing accommodations between the Dealers and GMAC. The aggregate principal amount of all Advances remaining unpaid from time to time are deemed "Credit Line Advances."

     (b) LIMITATION. Credit Line Advances shall at no time and in no event exceed the lesser of Ten Million Dollars ($10,000,000.00) or the Collateral Formula Amount, as that term is defined in subparagraph 3(g)(i); provided, however, that if it does, the excess amount shall be deemed to be part of the Line of Credit for all intents and purposes under this Loan Agreement.

     (c) ACCOUNT STATED. Each Advance shall be charged to the Borrower's account on GMAC's books and records. GMAC will render to Borrower a statement at least once each month of the Borrower's account which, in the absence of manifest error, shall constitute an account stated and shall be deemed to be correct and accepted by and binding upon Borrower and constitute conclusive evidence as to the existence and amounts of the Credit Line Advances, unless GMAC receives a written statement of the Borrower's exceptions thereto within thirty (30) days after such statement is rendered to the Borrower.


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     (d)  ISSUANCE OF A NOTE.  Borrower shall repay the Credit Line Advances to
          GMAC together with all accrued and unpaid interest, and applicable costs and expenses as hereinafter set forth, and in any event, on or before two (2) years from the date of this Loan Agreement. To further evidence the Line of Credit, Borrower shall execute and deliver a promissory note payable to the order of GMAC, substantially in the form of Exhibit 3(d) hereto with the appropriate insertions (the "Line of Credit Note"). The Line of Credit Note shall be subject to the terms and conditions of this Loan Agreement.

     (e) PRINCIPAL REPAYMENT. In addition to the other amounts Borrower is obligated to pay GMAC as herein set forth, Borrower shall promptly and forthwith repay to GMAC the Credit Line Advances, as follows:

          (i) PERMISSIVE PREPAYMENT. The Credit Line Advances may be prepaid in whole or in part at the option of Borrower and without premium or penalty; provided, however, that any partial prepayment shall be in multiple amounts of ten thousand dollars.

          (ii) MANDATORY REPAYMENT OF CREDIT LINE ADVANCES.

               [A]  The full amount of the Credit Line Advances must be paid:

                    [X] immediately upon the occurrence of an Event of Default as hereinafter set forth;

                    [Y] immediately upon the effective date of termination under paragraph 12 of this Loan Agreement.

               [B] So much of the Credit Line Advances must be paid from time to time to ensure the Line of Credit limitation of paragraph 3(b) is not exceeded.

     (f) INTEREST. The Credit Line Advances shall bear interest on the principal amount of and from the date of each Advance to the date of repayment in full of the Credit Line Advances. Only one interest rate will apply to the Credit Line Advances at any given time. The interest rate on each Credit Advance will be determined from time to time at the Prime Rate plus one percent per annum. The "Prime Rate" shall mean the rate of interest publicly announced as being in effect from time to time by a majority of the twelve largest commercial banks operating in the United States (the


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          "Banks") as the "prime" or "base" rate for computing interest on loans for borrowers of the highest credit standing. In determining the Prime Rate hereunder, GMAC's determination of the Banks and their publicly announced prime or base rates shall be conclusive. No change will be made in the Prime Rate unless there is a single rate of interest which is publicly announced by at least seven of the Banks as their prime or base rate. The Prime Rate as of the date of this Agreement is Six Percent (6.00%). Interest shall be calculated on the basis of a 360-day year for the number of actual days outstanding. Interest shall be billed by GMAC monthly and shall be due and payable immediately upon receipt. The parties hereto intend to comply with applicable usury laws and the aforesaid interest rate is to be construed in accordance with this intent. The parties acknowledge that these laws may change from time to time. If acceleration or other events cause the interest contracted for, charged or received to be in excess of the lawful maximum, Borrower will receive credits so that the interest will comply with the law and in no event will the interest contracted for, charged or received exceed the legal maximum.

     (g)  SPECIAL DEFINITIONS.

          (i) COLLATERAL FORMULA AMOUNT. The Collateral Formula Amount shall be the aggregate of the following amounts, as hereinafter described, as of the date of this Loan Agreement, as adjusted from time to time, and as certified in the Certification Report required to be submitted to GMAC by Borrower pursuant to paragraph 7(f) hereof; provided that the actual Collateral Formula Amount shall at no time be less than (i) the amount represented in the Monthly Certification Report or (ii) the Credit Line Advances, whichever is less:

               [A] Eighty-Five Percent (85%) of the lesser of (I) the actual and reasonable acquisition cost (plus actual and reasonable reconditioning expenditures) or (II) the current listed wholesale value as provided in the current, local edition of a used car guide of national repute of all Used Motor Vehicles owned by Borrower or any Dealer.

               [B] Fifty Percent (50%) of the original acquisition cost of all new and unused or rebuilt service parts and accessories held in inventory and owned by Borrower or any Dealer, which are free from security interests, liens, and encumbrances not otherwise arising in favor of GMAC.


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          (ii) "Used Motor Vehicles" shall mean any and all motor vehicles, cars, vans, passenger vehicles, and light trucks which

               [A] are then owned and held in inventory for sale, lease, or rental by Borrower or any Dealer; and

               [B] have been owned and held in inventory for not more than 120 days from original acquisition from outside the Group or, for motor vehicles owned as of the date of this Loan Agreement, 120 days from that date; and

               [C] have been previously used and titled under any state title certificate law (except if such use and titling was for the exclusive purpose of utilizing it as a demonstrator in promoting the sale, lease, or rental of Dealer merchandise); and

               [D] were originally acquired by Dealer or Borrower, exclusive of reconditioning expenditures, for not less than Three Thousand Dollars per motor vehicle; and

               [E]  are of any make, type, model, or age; and

               [F] are not otherwise customarily regarded by GMAC in the ordinary course of its business as a new motor vehicle; and

               [G] are free from any other lien, security interest, or encumbrance, except in favor of GMAC in connection with this Loan Agreement; and

               [H] includes all parts, accessories, instruments, or equipment installed thereon.

4. SECURITY INTEREST AND COLLATERAL ASSIGNMENT. To secure (i) the prompt and complete payment of the Group Loans, (ii) the performance of any and all obligations and duties of Borrower or any Dealer pursuant to this Loan Agreement, and (iii) the payment and performance of any and all other debts, obligations or duties of Borrower or any Dealer to GMAC now existing or hereafter arising by this Loan Agreement, any guaranty in favor of GMAC or otherwise, Borrower hereby pledges, assigns and grants to GMAC a security interest in the following described property of Borrower, now existing or hereafter acquired and wherever located, and any and all proceeds thereof, in whatever form (the "Collateral"):


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     (a)  inventory of all types and kinds including new and used motor vehicles, chassis, trailers, cars and trucks, service parts and accessories.

     (b) equipment of all types and kinds including fixtures, tools, signs, furniture, electronic and computer devices, software programs, hoists, analyzers, and goods.

     (c) all types and kinds of general intangibles, contract rights, accounts receivable, rebates, refunds, open accounts, bank and depository accounts, certificates of deposit, reserve accounts, chattel paper, franchise rights, cash, instruments, goodwill, accounts, documents, and contracts.

     Borrower shall execute and deliver to GMAC one or more agreements, documents, and financing statements, in form and substance satisfactory to GMAC, as may be required by GMAC to grant and maintain a valid, perfected first lien or security interest in the Collateral; provided, however, that the interest of GMAC shall be secondary to the extent of the interest of other persons having a purchase money security interest in non-inventory personal property perfected in conformity with Section 9-312 of the Uniform Commercial Code.

5.   With respect to the Collateral, Borrower shall ensure that Borrower and the
     Dealers:

     (a)  maintain, secure and protect it from diminution in value; and

     (b) except for purchase money security interests granted in connection with Indebtedness permitted under subparagraph 8(e) of this Loan Agreement, keep it free and clear of the claims, liens, mortgage, pledge, encumbrance, security interests and rights of all others; and

     (c) hold, control and dispose of the Used Motor Vehicles only for the purpose of storing and exhibiting it for retail sale or lease in the ordinary course of business; and

     (d) permit GMAC full and complete access to it in order to inventory, inspect and audit it, including review of Borrower and all Dealer books and records; and

     (e) insure it against all risks in such amounts and with a carrier and deductibles acceptable to GMAC. Such insurance policy shall name GMAC as loss payee, to the extent of its interests therein and shall contain a


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          cancellation provision only upon thirty (30) days prior written notice to GMAC.

6. REPRESENTATIONS AND WARRANTIES. In recognition that they will be relied upon by GMAC and in order to induce GMAC to enter into this Loan Agreement and make Advances as herein provided, Borrower represents and warrants to GMAC as follows:

     (a) FINANCIAL STATEMENTS. The balance sheet and the statement of profit and loss and surplus of the Borrower and any Dealer heretofore furnished to GMAC are correct and complete and fairly represent the financial condition of the subject thereof as of the relevant dates thereof and the results of its operations for the fiscal periods ended on such dates. Since the latest of such dates, there has been no material adverse change in the properties or financial condition of Borrower or any Dealer.

     (b) ABSENCE OF CONFLICTING OBLIGATIONS. The execution of this Loan Agreement and compliance with its terms or the issuance of the promissory notes as herein contemplated will not result in a breach of any of the terms and conditions of, or result in the imposition of any lien, charge or encumbrance upon any property of Borrower or any Dealer pursuant to, or constitute a default under, any indenture or other agreement or instrument under or to which Borrower or any Dealer is a party or its property is bound.

     (c) TAXES. All tax returns and reports of Borrower and any Dealer required to be filed by it have been timely filed or proper extensions have been obtained, and all taxes, assessments, fees, amounts required to be withheld and paid to a governmental agency or regulatory authority, and other governmental charges upon them or their properties, assets, income and franchises which are due and payable have been paid when due and payable. Borrower does not know of any proposed, asserted, or assessed tax deficiency against it that would be material to the condition (financial or otherwise) of Borrower or any Dealer, is not a party to, bound by, or obligated under any tax sharing or similar agreement.

     (d) ABSENCE OF MATERIAL LITIGATION. Neither Borrower nor any Dealer is a party to any litigation or administrative proceeding, nor is any litigation or administrative proceeding threatened against any of them, which in either case would, if adversely determined, cause any material adverse change in the properties or financial condition of any of them. Borrower shall furnish to GMAC promptly upon the


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

          commencement thereof, written notice of any litigation, including arbitration, where the amount claimed exceeds $50,000 and of any proceedings before any governmental agency which would, if successful, materially, adversely affect Borrower or any Dealer, except that where the claimed amount is subject to a fully enforceable contract of insurance or indemnification and the insurer or indemnitor has acknowledged its obligation under such contract, the said notice shall not be required.

     (e) RECORDS. The records concerning all of the Collateral are kept at the local office of Borrower or Dealer, as the case may be. Such records shall not be moved from such location without prior written notice to GMAC.

     (f) ORGANIZATION/AUTHORIZATION. Borrower and Dealers are general partnerships duly organized, validly existing and in good standing under the laws of the state where originally formed, and have all requisite power and authority to own and operate their properties, to carry on their business as now conducted and proposed to be conducted. Borrower has all requisite power and authority to enter into this Loan Agreement, to issue any promissory notes and to carry out the transactions contemplated under this Loan Agreement. Borrower and Dealers possess all franchises, certificates, licenses, permits and other authorizations from governmental or regulatory authorities, free from burdensome restrictions, that are necessary in any material respects for the ownership, maintenance and operation of their properties and assets and conduct of their business as now conducted and proposed to be conducted, and are not in violation of them in any material respect.

     (g) GOOD TITLE. Borrower and Dealer has and will have good and marketable title to all Collateral free from all liens, encumbrances, security interests and claims except as granted to GMAC hereby.

7. AFFIRMATIVE COVENANTS. While this Loan Agreement remains in effect or any of the Group Loans remain unpaid, unless waived in writing by GMAC:

     a. FINANCIAL STATUS. Borrower, in aggregation with all Dealers (the "Group") shall at all times maintain (i) a Tangible Net Worth in the amount of at least Ten Million Five Hundred Thousand Dollars ($10,500,000) and (ii) a ratio of Total Liabilities of Group to Tangible Net Worth of Group of no greater than nine (9) to one (1).


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          As used herein, the term "Tangible Net Worth" shall mean the Group's paid-in capital, contributions, or investment, plus paid-in surplus, plus retained earnings and LIFO reserve, minus any intangible assets (including, but not limited to goodwill, patents, copyrights, leases, licenses, franchise rights, trade names, organization cost, debt expense, and customer lists), as defined and computed in accordance with generally accepted accounting principles applicable to the Group. As used herein, the term "Total Liabilities" shall mean with respect to the Group all obligations for borrowed money (including, without limitation, all notes payable and drafts accepted representing extensions of credit, commercial paper, all obligations evidenced by bonds, debentures, notes or other similar instruments and all obligations upon which interest charges are customarily paid), all obligations under conditional sale or other title retention agreements, all obligations issued or assumed as full or partial payment for property (whether or not any such obligations represent obligations for borrowed money), all capitalized lease obligations, and all indebtedness secured by any lien existing on property owned or acquired by the Group subject to any such lien whether or not the obligations secured thereby shall have been assumed.

     (b) INSURANCE. Borrower shall maintain and furnish GMAC with proof of insurance required pursuant to paragraph 5(e) herein. The receipt by GMAC of any insurance proceeds shall not release Borrower from payment of its obligations hereunder, except to the extent of such proceeds.

     (c) EXISTENCE AND BUSINESS OBLIGATIONS. Except as provided in subparagraph 10(d), Borrower and all Dealers shall maintain and continue its present business and maintain their existence in good standing, shall preserve and keep in full force and effect any franchise rights and trade names, and shall pay, before the same become delinquent and before penalties accrue thereon, all taxes, assessments, and other governmental charges against them or its property, and any and all other liabilities, except to the extent, and so long as the same are being contested in good faith by appropriate proceedings, with adequate reserves provided for such payments.

     (d) ACCOUNTING RECORDS; REPORTS. The Group shall maintain a standard and modern system for accounting in accordance with generally accepted accounting principles consistently applied throughout all accounting periods and furnish to GMAC such information respecting its business, assets and financial condition

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          as GMAC may reasonably request and, Borrower without request, shall furnish to GMAC:

          (i) as soon as available and in any event within one hundred twenty days after the close of each fiscal year of the Group, a copy of unqualified audited financial statements of the Group, in form and prepared by a Certified Public Accountant selected by Borrower and satisfactory to GMAC, to the effect that the same fairly presents the financial condition of the Group, and the results of its operations as of the relevant dates thereof;

         (ii) as soon as available, and in any event within thirty days after the end of each month, a consolidated financial statement for the Group to include a balance sheet and a statement of operations (income and expenses) with an accompanying spreadsheet showing the same information by Dealer. Individual Dealer operating reports in the format supplied to the vehicle manufacturer will be provided to GMAC upon request;

        (iii) within one hundred twenty (120) days after the end of each fiscal year of the Group a schedule showing all insurance policies which the Group had in force with respect to the Collateral as of the end of such fiscal year, signed by the Group;

         (iv) within thirty (30) days of each period beginning April 15, 1993, and every six (6) months thereafter, and more frequently upon request by GMAC, a detailed and comprehensive schedule of the disbursement, loan, transfer, deposit, investment, payment, or other direct or indirect distribution by Borrower to and amongst the Dealers of any and all proceeds from Group Loans. This provision shall not be deemed to restrict Borrower from making such disbursements, loans, etc. in its sound and absolute discretion;

          (v) as soon as available and in any event by August 14 of each year, a report by the Borrower's certified public accountant on the results of applying procedures satisfactory to GMAC for the parts and accessories inventory which would include, but not be limited to, the following: observation of physical inventories or test counts of physical inventories and a review of the reconciliation to the general ledger for reasonableness at selected dealerships representing at least 50% of the Dealer's total average value of parts and accessories inventory; and an analytic review for

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               all Dealer locations of the outstanding balance of the parts and accessories inventory, parts inventory aging by aged category and obsolescence or other reserves for the parts and accessories inventory at June 30 as compared to the prior June 30 review and December 31 audited balance. The results of a physical count of the parts and accessories inventory taken at each Dealer location by a reputable inventory service at each year-end will be audited by the certified public accountant and serve as the basis for the parts and accessories inventory amount stated in the annual certified audit report.

         (vi) from time to time, such other information as GMAC may reasonably request concerning Borrower and any Dealer.

     (e) INSPECTIONS. Borrower irrevocably authorizes representatives of GMAC to inspect and audit the Collateral and to visit and enter the premises of Borrower and any Dealer to audit, inspect, review, examine, copy (by electronic or other means) and abstract any of the books and accounting and records of them, and to discuss the affairs, business, finances and accounts of them with its officers and employees, at any reasonable time and as often as may be reasonably desired.

     (f) MONTHLY CERTIFICATION REPORTS. Borrower shall furnish GMAC within fifteen days of the fifteenth and last day of each month a report certified by the chief executive officer or the chief financial officer of Borrower, in the form attached as Exhibit 7(f), detailing the Group's Collateral Formula Amount as of the reporting date ("Monthly Certification Report"). The Monthly Certification Report submitted as of a month-end date shall have attached to it a complete and detailed listing of all Used Motor Vehicles, in the form attached to Exhibit 7(f). GMAC may, in its sole discretion, increase the frequency of such reports and demand such a report at any time.

     (g) PROPERTIES IN GOOD CONDITION. Borrower shall keep its respective properties in good repair, working order and condition and, from time to time, make all needful and proper repairs, renewals, replacements, additions and improvements thereto, so that the business carried on may be properly and advantageously conducted at all times in accordance with prudent business management.

     (h) APPLICATION TO FUTURE AFFILIATED DEALERS. Any motor vehicle dealership entity which comes into existence, is not listed on the attached Schedule A, and has

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          substantially similar and common financial, ownership, and management interests as the Group shall, upon execution of the Guaranty referred to in paragraph 9 of this Loan Agreement and documents evidencing a new vehicle floorplan financing agreement with GMAC, be deemed to be a "Dealer" within the meaning of this Loan Agreement for all intents and purposes.

8. NEGATIVE COVENANTS. While this Loan Agreement remains in effect, or any of the Group Loans remain unpaid, no member of the Group shall, without the prior written consent of GMAC:

     (a) MERGERS, CONSOLIDATIONS, DISPOSITION OF ASSETS. Merge or consolidate with or into any other corporation or entity, except if Borrower or Dealer remains the surviving entity, or sell, lease, transfer or otherwise dispose of all or any substantial part of the property, assets or business of the Borrower or Dealer.

     (b) INVESTMENTS. Make any loans or advances to, or investments in, other persons, corporations or other entities, except

          (i) investments in (A) bank certificates of deposit and savings accounts; (B) obligations of the United States; and (C) prime commercial paper maturing within ninety (90) days of the date of acquisition by Borrower or Dealer; (D) those existing loans to other Dealers which are disclosed on the financial statements referenced in paragraph 6(a) of this Loan Agreement; and (E) any Dealer or subsidiaries of Borrower or Dealer; and

          (ii) loans or advances to (A) affiliates of Borrower or Dealer other than affiliates whose principal business is the sale and service of new and used motor vehicles; (B) employees of Dealer; (C) customers of Dealer in the ordinary course of Dealer's business; and (D) any Dealer or subsidiaries of Borrower or Dealer.

     (c) CONTINGENT LIABILITIES. Guarantee or become a surety or otherwise contingently liable for any obligations of others, except (i) pursuant to the deposit and collection of checks and similar items in the ordinary course of business; and (ii) for transactions in the ordinary course of business; and (iii) contingent obligations owing by Dealer to GMAC pursuant to the bulk sale of chattel paper.

     (d) EXPENDITURES. Make any substantial or unusual disbursement of funds or expend sums for the acquisition of capital assets exceeding One Million Two Hundred Thousand Dollars ($1,200,000) in any one calendar year, excluding present construction commenced or planned to commence in 1993, as set forth on the attached Exhibit 8(d).

     (e) RESTRICTION ON INDEBTEDNESS. Create, incur, assume or have outstanding any indebtedness for borrowed money except:

             (i)    the amount due GMAC hereunder;

             (ii) indebtedness for current borrowings (maturing in twelve (12) months or less, including renewals available at the option of the Dealer), all of which indebtedness must be completely paid up for a period of not less than sixty (60) consecutive days in each calendar year;

             (iii) indebtedness incurred in the ordinary course of Borrower's or Dealer's business for necessary warranty, extended service contracts, materials, supplies, etc. (e.g., trade creditors), all of which shall be due not more than ninety
                    (90) days from the date of obligation or invoice and none of which shall be past due;

             (iv) other indebtedness (not including current indebtedness as described in (e)(ii) of this paragraph) which was outstanding on the date of this Loan Agreement and is shown on the financial statements of Borrower or Dealer referenced in paragraph 6(a) of this Loan Agreement including, but not limited to, fully subordinated loans aggregating up to six million dollars made to any member of the Group by EMCO Motor Holdings, Inc., a Delaware corporation and/or DiFeo Partnership, Inc., a Delaware corporation, and including any refinancing, extension, or renewal thereof on substantially similar terms and conditions; and

               (v) for any other circumstance not otherwise set forth in subparagraphs 8(e)(i)-(iv) above, the aggregate amount of $500,000.

     (f) Borrower will not create, incur, or suffer any lien, mortgage, pledge, assignment, or other encumbrance on or security interest in the Collateral.

9. CONDITIONS PRECEDENT TO MAKING THE GROUP LOANS. The Group Loans shall be made or available to Borrower only upon the fulfillment of each of the following conditions:

     (a) Execution and delivery to GMAC of an amendment to Unconditional, Continuing Guaranty of Payment dated October 1, 1992, as amended February 8, 1993, by a First Amendment thereto (the "Guaranty"), to and in favor of GMAC by each of the parties thereto, substantially in the form of Exhibit 9(a) hereto.

     (b) GMAC shall have received a certified copy of all partnership action taken by Borrower authorizing the execution, delivery, and performance of this Loan Agreement, and all other notes, documents, agreements, instruments, and obligations attendant thereto.

     (c) GMAC shall have received an opinion of counsel to Borrower, in form and substance satisfactory to counsel to GMAC as to the matters referred to in subparagraph 6(f) and further to the effect that this Loan Agreement and all attendant notes, documents, etc. have legal, valid, binding, and enforceable agreements of Borrower and other signatories thereto (excepting GMAC).

     (d) Execution and delivery to GMAC of all agreements, notes, documents, and instruments referred to and contemplated by this Loan Agreement.

10. EVENT OF DEFAULT. An Event of Default shall include one or more of the following: (a) a default by Borrower or any Dealer in the payment, performance or observance of any obligation or covenant under this Loan Agreement or under any other agreement now or hereafter entered into with GMAC; (b) the institution of a proceeding in bankruptcy, receivership or insolvency by or against Borrower or any Dealer or its property [provided that Dealer shall have sixty days to obtain an order of dismissal of any involuntary petition in bankruptcy filed against it unless such petition was initiated by GMAC]; (c) an assignment by Dealer for the benefit of creditors; (d) the failure of Dealer to maintain, in good standing, its present franchise, dealer, or sales and service agreement, provided that this subsection (d) shall not apply to the voluntary sale, transfer or surrender of any such agreement where the one disposed of represents not more than ten percent (10%) of total gross sales volume in dollars over the prior immediate twelve-month period; (e) the imposition of a tax or any other nonconsensual lien against any of the Borrower's or any Dealer's property other than (A) for taxes not overdue or challenged in good faith or (B) liens not discharged or bonded within 60 days of any protest or notice of filing; (f) a misrepresentation by Dealer for the purpose of obtaining credit or an extension of credit; (g) if GMAC shall deem itself insecure based on its knowledge of any event, occurrence, circumstance or fact not directly caused by GMAC, which in the reasonable judgment of GMAC will have a material adverse effect on the Collateral, or on the collection by GMAC under any guaranty of the obligations of Borrower or any Dealer hereunder; (h) if any material representation, warranty or other statement of fact given herein or in any writing, certificate, report or statement at any time furnished to GMAC by Borrower or any Dealer or its agents pursuant to or in connection with this Loan Agreement, or otherwise, shall be false or misleading in any material respect when given; (i) exceeding the Line of Credit Limitations set forth in paragraph 3(b); (j) the failure of any Dealer in the Group to offer and make available to GMAC all of its floorplan financing needs, provided the Dealer is creditworthy and GMAC is customarily providing such finance accommodations; and (k) the termination of any guaranty of payment of the Group Loans provided to GMAC by any member of the Dealer Group, or any of its owners, shareholders, officers, affiliates, parents, or subsidiaries.

11. RIGHTS AND REMEDIES OF GMAC. Upon the occurrence of an Event of Default as set forth in Paragraph 10 herein or if any substantial portion of Collateral is in danger of misuse, loss, seizure or confiscation, GMAC may take immediate possession of Collateral without demand or further notice and without legal process. In furtherance thereof, Borrower shall, if GMAC so requests, assemble Collateral and make it available to GMAC at a reasonable, convenient place designated by GMAC. GMAC shall have the right, and Borrower hereby authorizes and empowers GMAC, to enter upon the premises wherever Collateral may be and remove same. In addition, GMAC shall have the right to exercise one or more of the following remedies:

     (a) institute proceedings to collect all or a portion of the Group Loans and to recover a judgment for the same and to collect upon such judgment out of any property of the Borrower wherever situated;

     (b) to offset and apply any monies, credits or other proceeds of property of Borrower that has or may come into possession or under the control of GMAC against any amount owing by Borrower to GMAC;

     (c) with respect to accounts, contract rights, chattel paper, tax refunds and general intangibles constituting Collateral herein, GMAC

             (i) may settle, adjust and compromise all present and future claims arising thereunder or in connection therewith,

             (ii) may sell, assign, pledge or make any other agreement with respect thereto or the proceeds thereof;

             (iii) may notify all such account, contract right, etc., debtors of GMAC's interest therein and require direct payment to GMAC of such obligations;

             (iv) may receive, sign, endorse, and deliver in its name or the name of the Borrower any and all notes, instruments, documents, titles, negotiable instruments and the like necessary and appropriate to effect the collection of such intangibles, and Borrower hereby waives notice of presentment, protest and nonpayment of any instrument so endorsed.

             (v) is hereby constituted and appointed by Borrower as Borrower's attorney-in-fact with power to accept and to receipt and endorse Borrower's name upon any notes, acceptances, checks, drafts, money orders or other evidences of payment or Collateral that may come into GMAC's possession; to notify the Post Office authorities to change the address for delivery of mail addressed to Borrower to such address as GMAC may designate; to do all other acts and things necessary to carry out this Agreement. All acts of said attorney or designee are hereby ratified and approved, and said attorney or designee shall not be liable for any acts of omission or commission, nor for any error of judgment or mistake of fact or law; this power being coupled with an interest is irrevocable while any of the Group Loans remain unpaid.

     (d) sell or lease the Collateral, or any portion thereof, after five days' written notice at public or private sale for the account of the Borrower.

     Borrower agrees that the sale by GMAC of any new or unused property repossessed by GMAC to the Seller thereof, or to any person designated by such Seller at the invoice cost thereof to Borrower less any credits granted to Borrower with respect thereto and reasonable costs of transportation and reconditioning, shall be deemed to be a commercially reasonable means of disposing of the same. Borrower further agrees that if GMAC shall solicit bids from three or more other dealers in the type of property repossessed by GMAC hereunder, any sale by GMAC of such property in bulk or in parcels to the bidder submitting the highest cash bid therefor also shall be deemed to be a commercially reasonable means of disposing of the same. Notwithstanding the foregoing, it is expressly understood that such means of disposal shall not be exclusive, and that GMAC shall have the right to dispose of any property repossessed hereunder by any commercially reasonable means. GMAC's remedies hereunder are cumulative and may be enforced successively or concurrently. Borrower shall pay all expenses and reimburse

     GMAC for any expenditures, including reasonable attorney fees and legal expenses, in connection with GMAC's exercise of any of its rights and remedies under this Loan Agreement. Upon the occurrence of an Event of Default, in addition to the rights specified herein, all the rights and remedies afforded GMAC by applicable law shall apply.

12. TERMINATION. This Loan Agreement shall terminate upon the earliest of the following: (a) two years from the date of this Loan Agreement; (b) the declaration by GMAC of any Event of Default; or (c) ninety (90) days after written notice to terminate provided by Borrower to GMAC. The Line of Credit Loan shall be immediately due and payable upon termination of this Loan Agreement. The Term Loan shall continue in full force and effect in accordance with the terms and conditions of the Promissory Note upon termination of this Loan Agreement except following an Event of Default, in which case the Term Loan shall also become immediately due and payable.
     All rights and remedies of GMAC or duties and obligations of Borrower extant upon termination of this Loan Agreement shall continue in full force and effect until all Group Loans are paid in full.

13. SUSPENSION. GMAC may, in its sole and absolute discretion and judgment, suspend its obligation to make Advances under the Line of Credit Loan due to material, adverse changes in Dealer's financial condition, material adverse change in Dealer's business or the discovery of any information which appears to constitute an Event of Default. GMAC shall provide Dealer with written notice of its decision to suspend its lending obligation as soon as is practicable, but in no event more than three (3) business days after effecting such a decision.

14. CONSENT AND WAIVER. Borrower recognizes that GMAC has ongoing business relationships with others including certain shareholders and related entities of Borrower or Dealers. GMAC's dealings with these others may require it to act in providing and administering credit different than its dealings with Borrower or Dealer. Borrower hereby acknowledges, consents to, and waives any claim or defense it may have with respect to such differences.

15. NOTICES. All notices, requests, and demands shall be in writing and be given to or made upon the respective parties at the addresses set forth in
     Section I of this Agreement, or to such other address as either party shall designate for itself in writing to the other party. Notice shall be deemed given when received by the addressee and may include hand delivery, overnight courier, certified mail, or electronic written transmission by public or private means.

16. ADOPTION AND RATIFICATION. Any and all acts, disclosures, notices, executions, and deliveries which may have been made by Borrower to or in favor of GMAC prior to the execution of this Loan Agreement is hereby ratified and adopted as the legal, valid, and binding act of the Borrower as though authorized and empowered as of such act, etc.

17. RIGHTS AND REMEDIES NOT WAIVED. No course of dealing between the Borrower and GMAC or any failure or delay on the part of GMAC in exercising any rights or remedies hereunder shall operate as a waiver of any rights or remedies of GMAC and no single or partial exercise of any rights or remedies hereunder shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder.

18. COMPLETE AGREEMENT. Except as otherwise provided or referred to herein, there are no other agreements or understandings, either oral or in writing, between the parties affecting this Loan Agreement or relating to any of the subject matters covered by this Loan Agreement. No agreement between GMAC and Borrower which relates to matters covered herein, and no change in, addition to (except the filling in of blank lines), or erasure of any printed portion of this Loan Agreement will be binding unless it is approved in a written agreement executed by a duly authorized representative of each party.

19. BINDING EFFECT. This Agreement shall be binding upon the parties' successors and assigns provided, however, that Borrower shall have absolutely no right of assignment absent prior written consent of GMAC.

20. SEVERABILITY. Any provision hereof prohibited by law shall be ineffective to the extent of such prohibitions without invalidating the remaining provisions hereof.

21. GOVERNING LAW. This Loan Agreement shall be construed in accordance with and governed by the laws of New Jersey.

21. CAPTIONS. The captions of the various sections and paragraphs of this Loan Agreement have been inserted only for the purposes of convenience; such captions are not a part of this Loan Agreement and shall not be deemed in any manner to modify, explain, enlarge or restrict any of the provisions of this Loan Agreement.

IN WITNESS WHEREOF, each of the parties has caused this Loan Agreement to be executed by its duly authorized representative this 7th day of April, 1993.

DIFEO-EMCO MANAGEMENT PARTNERSHIP        GENERAL MOTORS ACCEPTANCE
a New Jersey General Partnership         CORPORATION

By_____________________________          By______________________
  Ezra Mager for DiFeo Partnership,        William F. Muir,
  Inc., a Delaware Corporation,            Vice President
  as General Partner                       National Accounts

and

By:____________________________
   Joseph C. DiFeo for various DiFeo
   Corporate Entities, as General
   Partners

and

By:_____________________________
   Samuel X. DiFeo for various DiFeo
   Corporate Entities, as General
   Partners

                                        SCHEDULE A to Term Loan and Borrowing
                                        Base Credit Line Loan Agreement Between
                                        GMAC and DiFeo-EMCO Management
                                        Partnership, dated April 7, 1993 (the
                                        "Loan Agreement")

Dealer Name                        Status         Address
-----------                        ------         -------

County Auto Group Partnership      NJ General     115 Route 59
t/a County Toyota                  Partnership    Nyack, NY 10960

Rockland Motors Partnership        NJ General     73 North Highland Avenue
t/a Rockland Mitsubishi            Partnership    P.O. Box 724
                                                  Nyack, NY 10960

Somerset Motors Partnership        NJ General     Route 22 East
t/a DiFeo Lexus                    Partnership    P.O. Box 310
                                                  Bound Brook, NJ 08805

DiFeo Oldsmobile Partnership       NJ General     Route 22 East
t/a DiFeo Volkswagen of            Partnership    P.O. Box 310
Bridgewater                                       Bound Brook, NJ 08805

Fair Motors Partnership            NJ General     100 Federal Road
t/a Fair Mitsubishi                Partnership    Danbury, CT 06813

Fair Chevrolet-Geo Partnership     NJ General     100 Federal Road
                                   Partnership    Danbury, CT 06813

Fair Hyundai Partnership           NJ General     102D Federal Road
t/a Fair Suzuki                    Partnership    Danbury, CT 06813

Fair Infiniti Partnership          NJ General     100B Federal Road
                                   Partnership    Danbury, CT 06813

Fair Imports Partnership           NJ General     100A Federal Road
t/a Fair Acura                     Partnership    Danbury, CT 06813

Danbury-Mt. Kisco Saturn           NJ General     102C Federal Road
Partnership t/a Saturn             Partnership    Danbury, CT 06813
of Danbury and t/a
Saturn of Watertown

Fair Cadillac-Oldsmobile-          NJ General     102 Federal Road
Isuzu Partnership                  Partnership    Danbury, CT 06813

Danbury Auto Partnership           NJ General     102D Federal Road
t/a Fair Honda                     Partnership    Danbury, CT 06813

DiFeo Nissan Partnership           NJ General     977 Communipaw Avenue
                                   Partnership    Jersey City, NJ 07304

                                                            Schedule A/Page of 2

Dealer Name                        Status         Address
-----------                        ------         -------

DiFeo Chrysler-Plymouth            NJ General     315 Clendenny Ave.
Jeep-Eagle Partnership             Partnership    Jersey City, NJ 07304

DiFeo Autocenter Partnership       NJ General     Hudson Mall & Route 440
t/a DiFeo Mazda                    Partnership    Jersey City, NJ 07304

DiFeo Subaru Partnership           NJ General     315 Clendenny Avenue
                                   Partnership    Jersey City, NJ 07304

DiFeo Chevrolet-Geo                NJ General     315 Clendenny Ave.
Partnership                        Partnership    Jersey City, NJ 07304

DiFeo Hyundai Partnership          NJ General     Hudson Mall & Route 440
                                   Partnership    Jersey City, NJ 07304

DiFeo Buick-Pontiac-GMC            NJ General     919 Communipaw Avenue
Truck Partnership                  Partnership    Jersey City, NJ 07304

DiFeo BMW Partnership              NJ General     301 County Road
                                   Partnership    Tenafly, NJ 07670

DiFeo Imports Partnership          NJ General     947 Communipaw Avenue
t/a Jersey City Mitsubishi         Partnership    Jersey City, NJ 07304

J & F Oldsmobile-Isuzu             NJ General     315 Clendenny Avenue
Partnership                        Partnership    Route 440
                                                  Jersey City, NJ 07304

Hudson Motors Partnership          NJ General     585 Route 440
t/a Hudson Toyota                  Partnership    Jersey City, NJ 07304

J & S Ford Partnership             NJ General     599 Route 440
TO BE FORMED                       Partnership    Jersey City, NJ 07304

DiFeo Volkswagen Partnership       NJ General     599 Route 440
                                   Partnership    Jersey City, NJ 07304

Fair Chrysler Plymouth             NJ General     100 C Federal Road
Partnership                        Partnership    Danbury, CT 06813
t/a Fair Chrysler Plymouth

North Jersey Manhattan Saturn      NJ General     943 Communipaw
Partnership                        Partnership    Jersey City, NJ 07304


                                       -2-